EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year-End 2013 Results

  2013 record revenues of $3.4 billion; up 9.5% compared to 2012
  Network of Rush Truck Centers expands to 107 locations in 20 states
  Record parts and service revenues of $988 million
  Record medium-duty, light-duty and used truck sales

SAN ANTONIO, Feb. 11, 2014 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today reported record annual revenues of $3.4 billion compared to $3.1 billion in 2012 and net income of $49.2 million, or $1.22 per diluted share. In 2013, the Company recognized a pre-tax charge of $10.8 million in its selling, general and administrative expense related to the Retirement and Transition Agreement with W. Marvin Rush, Chairman Emeritus. The charge results in a reduction of $6.6 million in net income, or $0.16 per diluted share.

"2013 was a year of continued investment, growth and solid financial performance, for our Company," said W. M. "Rusty" Rush, Chairman, CEO and President of Rush Enterprises, Inc. "We achieved record annual revenues, increased medium-duty, light-duty and used truck sales, and expanded our leasing business and revenues. We also augmented our solutions capabilities, completed expansion projects on existing facilities and acquired 5 dealer groups, adding 29 dealership locations to our Rush Truck Centers network," said Rush.

"I am proud of our performance in 2013 and extremely grateful to all our employees who contributed to the Company's success this year, especially given our rapid pace of growth. We welcomed more than 1,300 new employees to the Company in 2013 and look forward to serving new and existing customers across the country with excellence," added Rush.

Continued Growth

"2013 was a year of growth. We expanded the Rush Truck Centers network to 107 locations in 20 states across the country. Our goal to keep our customers up and running drives our growth strategy. We want to consistently service customers when and where they operate – locally, regionally and nationally. We made substantial progress towards our growth strategy in two ways – by investing in our core Peterbilt Division and expanding our Navistar footprint," said Rush.

"We continue to strengthen our Peterbilt Division by investing in facility expansions, construction of new dealerships and aftermarket services that provide our long-standing customers more solutions to help drive efficiencies into their businesses. In 2013, the Company opened a new Peterbilt, Hino and Paclease dealership and leasing operation in Corpus Christi, Texas and renovated existing facilities in Laredo, Houston and Dallas, Texas to increase square footage and capabilities. The Company also has projects underway to construct new facilities in San Antonio, Texas and Denver, Colorado and increase capacity in Abilene, Texas and Whittier, California in 2014. We also installed dedicated natural gas service bays at certain dealerships in Oklahoma and Texas and have plans underway for similar investments in Arizona, Colorado, Florida, Tennessee, and Texas. When completed, these projects will result in a direct investment of more than $40 million in our Peterbilt Division," Rush added.

In 2013, the Company also significantly expanded its dealership network. "We acquired certain assets of Prairie International in Central Illinois in October 2013, and Chicago International Trucks and Indy Truck Sales in January 2014, both of which operate International commercial truck dealerships and Idealease commercial lease and rental operations. With these newly acquired locations and others previously acquired in Ohio, North Carolina, Kansas, Missouri and Virginia since December 31, 2012, we have more than doubled the size of our Navistar Division locations. We believe these acquired stores will cumulatively produce approximately $1 billion in annual revenue in 2014," Rush explained.

"Equally important to the number of dealerships we added is where we added them. We acquired locations in the Midwest and Mid-Atlantic United States, where Navistar has strong market share and where we had not previously had a significant presence," Rush added. "Consistent with our focus to keep customers up and running, we can now service customers operating in these regions and better serve national fleets whose operations route them through these areas of the country."

"Our focus in 2014 turns to integration and execution," said Rush. "We can now build on the strength of our entire footprint by integrating our service culture and performance metrics into all our operations. That combined with standardized processes and best practices will help drive a consistent, excellent experience for all of our customers, no matter where they are in the country," Rush added.

Operations

Aftermarket Solutions

Aftermarket services accounted for 64.4% of the Company's total gross profits in 2013 with parts, service and body shop revenues reaching a new record of $988.3 million, up 20.9% over 2012. We achieved an annual absorption rate of 114%.

"Continued strong demand for maintenance and repair of aged vehicles combined with our expanding portfolio of aftermarket solutions continued to drive strong parts, service and body shop revenues throughout the year, " Rush commented.

"Keeping our customers up and running, when and where they need it, is a top priority for our parts and service network. We continue to invest in technology, human resources, training and facilities to enhance our capabilities in mobile service, custom vehicle modifications, alternate fuel service, repair diagnostics, rapid parts delivery, customer communication and preventive care," he explained. "We continue to evaluate all opportunities to add innovative products or services to expand our solutions capabilities."

Truck Sales

In 2013, Rush's Class 8 retail sales of 9,545 units accounted for 5.1% of the total U.S. Class 8 retail truck sales market. U.S. Class 8 retail sales in 2013 decreased 6%, to 187,610 units from 198,715 units in 2012.

"As anticipated, energy sector customers delayed truck purchases in 2013 as they worked through excess capacity purchased in 2011 and 2012, and large fleets experienced continued driver shortages. Incremental truck sales from our newly acquired Navistar locations did help offset the decline in our Class 8 truck sales," said Rush.

"Peterbilt continues to be a strong player in the fleet, owner-operator and vocational segments and its next generation product line has gained market acceptance. In addition, our sales of Peterbilt's natural gas-powered Class 8 trucks continue to rise, having sold more than 800 trucks in 2013. We expect natural gas will continue to gain momentum as the fueling infrastructure is put in place across the country," Rush continued.

"Navistar continues to gradually regain market share. We believe truck sales from our Navistar Division will continue to improve in 2014 as customers continue to gain confidence in their truck and engine combinations," said Rush.

Rush's U.S. Class 4-7 medium-duty truck sales reached 8,441 units in 2013, up 18% over 2012, and accounted for 4.7% of the U.S. Class 4-7 market. Light-duty truck sales also increased 41% over last year. "Continued improvement in housing and construction, growth in the vocational fleet market and incremental truck sales from newly acquired locations drove improvement in medium-duty truck sales this year. In light-duty, we are seeing the benefits of synergies with our existing customer base and our ability to offer a diverse product line-up that meets a range of vehicle needs. Our Ford franchises, particularly the ones in Florida and Texas, have performed extremely well," Rush commented.

Used truck sales were also up 35% in 2013. "We expect demand for used trucks will continue as fewer new trucks built from 2008 to 2010 come into the secondary market. We are developing new business models to take advantage of the used truck market potential," said Rush.

Industry experts forecast U.S. retail sales for Class 8 vehicles to reach 213,500 units in 2014, a 14% increase over 2013. Industry experts also forecast U.S. retail sales for Class 4-7 vehicles to reach 193,500 units in 2014, an 8% increase over 2013.

"With the economy gaining momentum, order intake climbing in the past few months, and improved activity in automotive, housing, construction and energy sectors, we believe retail sales could improve in the second half of 2014," explained Rush.

"We also believe the incremental business resulting from recent acquisitions, and our ability to offer innovative aftermarket solutions to customers will positively impact Rush's heavy- and medium-duty truck sales in 2014," Rush said.

Financial Highlights

In the fourth quarter of 2013, the Company's gross revenues totaled $925.2 million, a 26.3% increase from gross revenues of $732.3 million reported for the fourth quarter of 2012. Net income for the quarter was $14.9 million, or $0.37 per diluted share, compared to $14.2 million, or $0.36 per diluted share, in the quarter ended December 31, 2012.

For the year ended December 31, 2013, the Company's gross revenues totaled $3.4 billion, a 9.5% increase from gross revenues of $3.1 billion reported in 2012. The Company reported net income for the year of $49.2 million, or $1.22 per diluted share, compared with a net income of $62.5 million, or $1.57 per diluted share in 2012. In 2013, the Company recognized a pre-tax charge of $10.8 million in its selling, general and administrative expense related to the Retirement and Transition Agreement with W. Marvin Rush, Chairman Emeritus. The charge results in a reduction of $6.6 million in net income, or $0.16 per diluted share.

Parts, service and body shop revenue was $256.4 million in the fourth quarter of 2013, compared to $201.6 million in the fourth quarter of 2012. The Company delivered 2,787 new heavy-duty trucks, 2,040 new medium-duty commercial vehicles, 526 new light-duty commercial vehicles and 1,838 used commercial vehicles during the fourth quarter of 2013, compared to 2,102 new heavy-duty trucks, 1,801 new medium-duty commercial vehicles, 393 new light-duty commercial vehicles and 1,039 used commercial vehicles in the fourth quarter of 2012.

Parts, service and body shop revenue was $988.3 million in the year ended 2013, compared to $817.3 million in the year ended 2012. The Company sold 26,336 new and used commercial vehicles in 2013, a 13.7% increase compared to 23,171 new and used commercial vehicles in 2012. The Company delivered 9,545 new heavy-duty trucks, 8,441 new medium-duty commercial vehicles, 1,945 new light-duty commercial vehicles and 6,405 used commercial vehicles during 2013, compared to 9,925 new heavy-duty trucks, 7,126 new medium-duty commercial vehicles, 1,376 new light-duty commercial vehicles and 4,744 used commercial vehicles during 2012.

The Company's Rush Truck Leasing operations increased revenues by 29% as compared to 2012, primarily the result of acquisitions and a successful service model that maximizes uptime for contracted customers. Including newly acquired franchises, Rush Truck Leasing now operates 39 Paclease and 23 Idealease franchises in markets across the country with more than 5,300 trucks in its lease and rental fleet and an additional 936 trucks under contract maintenance agreements.

"We finished 2013 in strong financial position. We ended the year with $217 million in cash, despite significant expenditures related to acquisitions and the Company's share repurchase program," said Rush. "Employee benefits and payroll taxes, acquisition costs and expenses related to the accelerated rollout of our business operation system will negatively impact expenses in the first quarter of 2014."

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Wednesday, February 12, 2014, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 10, 2014. Listen to the audio replay until February 19, 2014, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 55370883.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.  The Company's vehicle centers are strategically located in high traffic areas on or near major highways throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental.  Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, the Company's expectations about future revenue from recent acquisitions are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 217,305	$ 198,773
Accounts receivable, net	103,293	89,615
Inventories, net	802,220	690,953
Prepaid expenses and other	14,341	12,088
Deferred income taxes, net	16,277	14,630

Total current assets	1,153,436	1,006,059

Investments	6,628	6,628

Property and equipment, net	739,663	622,112

Goodwill, net	215,464	198,257

Other assets, net	52,607	48,510

Total assets	$ 2,167,798	$ 1,881,566

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 593,649	$ 534,520
Current maturities of long-term debt	97,243	80,030
Current maturities of capital lease obligations	10,268	10,673
Trade accounts payable	100,375	62,270
Accrued expenses	127,640	100,953
Total current liabilities	929,175	788,446

Long-term debt, net of current maturities	385,538	319,634
Capital lease obligations, net of current maturities	35,199	39,300
Other long-term liabilities	4,683	2,484
Deferred income taxes, net	147,822	123,756

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2013 and 2012	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 28,910,505 class A shares and 10,304,518 class B shares outstanding in 2013; and 27,999,068 class A shares and 10,792,223 class B shares outstanding in 2012	414	404
Additional paid-in capital	243,154	222,627
Treasury stock, at cost: 2,194,519 class B shares	(30,821)	(17,948)
Retained earnings	453,836	404,619
Accumulated other comprehensive loss, net of tax	(1,202)	(1,756)

Total shareholders' equity	665,381	607,946

Total liabilities and shareholders' equity	$ 2,167,798	$ 1,881,566

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$ 626,427	$ 496,592	$ 2,239,847	$ 2,149,335
Parts and service	256,398	201,595	988,317	817,280
Lease and rental	35,472	27,150	129,638	100,247
Finance and insurance	4,016	3,480	15,320	13,638
Other	2,866	3,444	11,583	10,067

Total revenue	925,179	732,261	3,384,705	3,090,567

Cost of products sold:
New and used commercial vehicle sales	584,055	466,650	2,083,439	2,005,776
Parts and service	160,659	125,076	620,030	499,850
Lease and rental	30,239	22,835	109,222	84,174

Total cost of products sold	774,953	614,561	2,812,691	2,589,800

Gross profit	150,226	117,700	572,014	500,767

Selling, general and administrative	114,743	85,759	450,340	361,727

Depreciation and amortization	7,987	6,754	29,925	25,016

Gain (loss) on sale of assets	(14)	40	5	176

Operating income	27,482	25,227	91,754	114,200

Interest expense, net	2,919	2,923	10,693	13,017

Income before taxes	24,563	22,304	81,061	101,183

Provision for income taxes	9,704	8,086	31,844	38,728

Net income	$ 14,859	$ 14,218	$ 49,217	$ 62,455

Earnings per common share:
Basic	$ .38	$ .37	$ 1.25	$ 1.62
Diluted	$ .37	$ .36	$ 1.22	$ 1.57

Weighted average shares outstanding:
Basic	39,389	38,766	39,405	38,643
Diluted	40,547	39,804	40,506	39,688

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted Free cash flow and Adjusted Invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

(in thousands)	Three Months Ended
Vehicle Sales Revenue:	December 31, 2013	December 31, 2012
New heavy-duty vehicles	$ 376,838	$ 307,511
New medium-duty vehicles (including bus sales revenue)	153,476	127,595
New light-duty vehicles	17,397	12,356
Used vehicles	74,349	42,609
Other vehicles	4,367	6,521

Absorption Ratio	114.6%	116.6%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2013	December 31, 2012
Floor plan notes payable	$ 593,649	$ 534,520
Current maturities of long-term debt	97,243	80,030
Current maturities of capital lease obligations	10,268	10,673
Long-term debt, net of current maturities	385,538	319,634
Capital lease obligations, net of current maturities	35,199	39,300
Total Debt (GAAP)	1,121,897	984,157
Adjustments:
Debt related to lease & rental fleet	(413,066)	(322,913)
Floor plan notes payable	(593,649)	(534,520)
Adjusted Total Debt (Non-GAAP)	115,182	126,724
Adjustments:
Cash and cash equivalents	(217,305)	(198,773)
Adjusted Net Debt (Non-GAAP)	$ (102,123)	$ (72,049)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

(in thousands)	Twelve Months Ended
EBITDA	December 31, 2013	December 31, 2012
Net Income (GAAP)	$ 49,217	$ 62,455
Provision for income taxes	31,844	38,728
Interest expense	10,693	13,017
Depreciation and amortization	29,925	25,016
(Gain) loss on sale of assets	(5)	(176)
EBITDA (Non-GAAP)	121,674	139,040
Adjustments:
Interest expense associated with FPNP	(7,089)	(8,449)
W. Marvin Rush retirement payment accrual	10,777	−
Adjusted EBITDA (Non-GAAP)	$ 125,362	$ 130,591

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a one-time charge to selling, general and administrative expense during the second quarter of 2013 related to the Retirement and Transition Agreement between W. Marvin Rush and the Company. Management views this as a non-recurring event that is not indicative of the core operating expenses of the Company. Management believes adding back this one-time charge to EBITDA provides both the investors and management a more accurate picture of the Company's core operating results. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

(in thousands)	Twelve Months Ended
Free Cash Flow	December 31, 2013	December 31, 2012
Net cash provided by (used in) operations (GAAP)	$ 173,488	$ 219,336
Acquisition of property and equipment	(191,584)	(170,951)
Free cash flow (Non-GAAP)	(18,096)	48,385
Adjustments:
Draws (payments) on floor plan financing, net	46,085	(20,677)
Proceeds from L&RFD	161,767	144,639
Debt proceeds related to business acquisitions	(23,939)	(51,407)
Principal payments on L&RFD	(90,018)	(68,950)
Non-maintenance capital expenditures	32,644	24,427
Adjusted Free Cash Flow (Non-GAAP)	$ 108,443	$ 76,417

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2013	December 31, 2012
Total Shareholders' equity (GAAP)	$ 665,381	$ 607,946
Adjusted net debt (Non-GAAP)	(102,123)	(72,049)
Adjusted Invested Capital (Non-GAAP)	$ 563,258	$ 535,897

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226